UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 14, 2005

BearingPoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31451	22-3680505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1676 International Drive

McLean, VA 22102

(Address of principal executive offices)

Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of February 14, 2005, Michael J. Donahue, Group Executive Vice President and Chief Operating Officer, Bradley J. Schwartz, Group Executive Vice President, Worldwide Client Service, and Nathan H. Peck, Jr., Executive Vice President and Chief Administrative Officer, ceased to hold these positions. In addition to the benefits they ordinarily would be entitled to receive upon leaving the Company, each was offered the opportunity to provide transition services to the Company for periods of time ranging from 30-90 days and to receive fees for such services equal to their prorated annual salary. If Mr. Schwartz provides transition services for 90 days, he will receive an additional three months’ salary as a severance payment. The Company will pay up to $20,000 for outplacement services for each person.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Termination of Principal Officer and Director

Effective as of February 14, 2005, Michael J. Donahue ceased to serve as Group Executive Vice President and Chief Operating Officer of the Company.

(c) Appointment of Principal Officer

Effective as of February 16, 2005, the Company appointed Richard J. Roberts as Executive Vice President and Chief Operating Officer.

From July 2003 until his appointment as Chief Operating Officer of the Company, Mr. Roberts, age 52, was Executive Vice President, Public Services leading Public Services, the Company’s largest business unit, serving federal, state and local government clients. From July 2000 to July 2003, Mr. Roberts headed the federal government services segment of Public Services. Mr. Roberts was one of the founding managing directors of the Public Services business unit and has been with the Company for 26 years. Prior to joining the Company, Mr. Roberts served as an officer in the United States Army.

Mr. Roberts will receive base cash compensation at an annual rate of $650,000 and will be eligible to participate with other senior executives in an incentive pay plan to be established for senior executives.

Managing Director Agreement

The Company and Mr. Roberts have entered into a Managing Director Agreement, as amended as of January 31, 2005. Pursuant to a managing director agreement, the Company provides severance benefits for terminations by the Company of its managing directors, including Mr. Roberts. Severance benefits are not provided for discharge for cause. Generally, severance pay is equal to six months’ salary. In addition, under his Managing Director Agreement, Mr. Roberts may terminate his employment with the Company by providing six months’ prior written notice. The Managing Director Agreement was amended as of January 31, 2005 to provide that if within 18 months after the date of the amendment the Company hires a new Chief Executive Officer other than Roderick C. McGeary and terminates, or constructively terminates, Mr. Roberts’ employment under certain circumstances (the “Triggering Event”), the Company will pay to him a lump sum cash amount equal to the sum of his current annual salary, earned and unused personal days and target incentive compensation pursuant to the terms of the incentive compensation plan then in effect. In addition, any unvested stock options that would have vested from the date of such Triggering Event through the next following anniversary date of the grant of such options will automatically vest. However, none of these payments will be made if Mr. Roberts receives severance compensation under the current Special Termination Agreement between the Company and him, which provides for compensation and other benefits in the event of a change of control of the Company.

Special Termination Agreement

The Company generally enters into special termination agreements (each, a “Termination Agreement”) with each of its executive officers, including Mr. Roberts. The purpose of the Termination Agreement is to ensure that these executives are properly protected in the event of a Change of Control of the Company (as defined in the Termination Agreement), thereby enhancing our ability to hire and retain key personnel. The Board of Directors of the Company approved the Termination Agreement as being in the best interests of the Company. The term of the Termination Agreement is two years (subject to potential one-year extensions) or, if later, two years after a Change of Control. The protective provisions of the Termination Agreement become operative only upon a Change of Control or, in certain circumstances, in anticipation of a Change of Control.

If, after a Change of Control and during the term of the Agreement, the Company terminates the executive’s employment other than for Cause (as defined in the Termination Agreement) or if the executive terminates his or her employment for specified reasons (including if his or her responsibilities have been materially reduced or adversely modified or his or her compensation has been reduced), the executive is entitled to certain benefits. These benefits generally include the payment of one year’s compensation (based on salary plus bonus as specified in the Termination Agreement), continued coverage under the Company’s welfare benefit plans (e.g., medical, life insurance and disability insurance) for two years at no cost, and outplacement counseling. In addition, the executive will receive a gross-up payment to cover any federal “excise taxes” resulting from such payments. If, prior to or following a Change of Control, the executive voluntarily terminates his or her employment, dies or becomes permanently disabled or the Company terminates his or her employment for Cause, the executive is entitled to no special payments or benefits.

The Company and Mr. Roberts entered into a Termination Agreement, dated as of December 13, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 18, 2005	BearingPoint, Inc.

	By:	/s/ David Schwiesow
David Schwiesow Vice President and Deputy General Counsel